Exhibit 99.1

Stewart Reports Fourth Quarter 2017 Results

- Total revenues of $525.7 million, increased 5 percent sequentially; in-line with prior year quarter

- Net income attributable to Stewart of $15.1 million, compared to $16.7 million in the prior year quarter

- Commercial revenues of $71.5 million, increased 23 percent from the prior year quarter

- Total cash from operations of $60.0 million, increased 2 percent from the prior year quarter

- The Company continues its strategic alternatives review process

HOUSTON, Feb. 8, 2018 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $15.1 million ($0.64 per diluted share) for the fourth quarter 2017 compared to net income attributable to Stewart of $16.7 million ($0.71 per diluted share) for the fourth quarter 2016. Pretax income before noncontrolling interests for the fourth quarter 2017 was $17.5 million compared to pretax income before noncontrolling interests of $23.0 million for the fourth quarter 2016.

Fourth quarter 2017 results included:

  $2.9 million of third party advisory expenses recorded in other operating expenses in the ancillary services and corporate segment relating to our previously announced review of strategic alternatives,
  $3.5 million of office closure costs, primarily lease termination and litigation expenses, recorded in other operating expenses in the title segment,
  $1.7 million of executive severance and retention expenses recorded in employee costs in the title and ancillary services and corporate segments,
  $1.0 million of acquisition integration expenses recorded in other operating expenses in the title segment, and
  $6.6 million of net income tax benefits related to the effects of the recently-enacted Tax Cuts and Jobs Act.

Fourth quarter 2016 results included:

  $5.4 million of net realized losses, primarily related to realized losses on the sale of assets related to certain ancillary services business lines, and
  $2.4 million of income tax benefits related to previously unrecognized tax credits.

"We were pleased with the 5 percent sequential increase in revenues this quarter, as broad-based commercial strength and contributions from new business producers helped offset overall market weakness," noted Matthew Morris, chief executive officer. "We continue to be encouraged by the success of our recruiting efforts in replacing revenue impacted by staff departures earlier in the year as well as expanding further in our high priority markets. While investing in this growth temporarily elevated our expenses in 2017, we enter 2018 with strong momentum and improving productivity, ready to take advantage of improving residential purchase trends and continued penetration in the commercial market."

Review of Strategic Alternatives
In our third quarter 2017 earnings release, we noted that Stewart's Board of Directors had formed a strategic committee to actively assess the full range of available strategic alternatives. That review continues and while there is no timeframe on its conclusion, its completion is of the highest priority. As noted in November, given the ongoing review, there can be no assurance that this process will result in any particular outcome.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2017	2016	2017	2016

Total revenues	525.7	525.8	1,955.7	2,006.6
Pretax income before noncontrolling interests	17.5	23.0	75.1	88.0
Income tax (benefit) expense	(0.6)	2.8	14.9	19.6
Net income attributable to Stewart	15.1	16.7	48.7	55.5
Net income per diluted share attributable to Stewart	0.64	0.71	2.06	1.85(1)

(1) As previously reported, during the second quarter 2016, Stewart paid a $12.0 million cash consideration to the holders of our Class B Common Stock as part of the exchange agreement announced during that quarter. Excluding this cash payment, the adjusted net income per diluted share for the full year 2016 was $2.36. Under U.S. GAAP, the $12.0 million payment was recorded as a reduction to retained earnings, similar to a preferred stock dividend, but did not reduce the net income attributable to Stewart. However, the payment reduced the net income used in the calculation of basic and diluted earnings per share.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended Dec. 31,
	2017	2016	Change

Total revenues	514.6	511.6	1%
Pretax income	27.0	38.1	(29)%
Pretax margin	5.2%	7.4%

Total title revenues for the fourth quarter 2017 were slightly higher than the prior year quarter, while pretax income declined $11.1 million for the fourth quarter 2017 compared to the fourth quarter 2016. The lower pretax income was primarily due to increased employee costs related to our investment in stabilizing and growing target markets, a lower agency remittance rate and slightly higher title loss expense as a percent of title revenues. Also included in the segment's results for the fourth quarter 2017, as discussed above, are approximately $3.5 million of office closure costs and $1.0 million related to acquisition integration costs.

Direct title revenue information is presented below (dollars in millions):

	Quarter Ended Dec. 31,
	2017	2016	Change

Non-commercial:
Domestic	134.0	148.3	(10)%
International	21.0	23.8	(12)%
Commercial:
Domestic	59.1	52.7	12%
International	12.4	5.4	130%
Total direct title revenues	226.5	230.2	(2)%

Non-commercial domestic revenue includes revenues from purchase transactions and centralized title operations (processing primarily refinancing and default title orders), which decreased 7 percent and 33 percent, respectively, in the fourth quarter 2017 compared to the prior year. Total commercial revenues improved 23 percent from the prior year quarter, driven by domestic strength across multiple geographies and an increased contribution from our international operations. Total international title revenues increased 14 percent in the fourth quarter 2017 compared to the prior year quarter driven by higher commercial revenues and stronger foreign exchange rates against the U.S. dollar, partially offset by lower non-commercial transaction volume.

Gross revenues from independent agency operations in the fourth quarter 2017 increased 1 percent compared to the fourth quarter 2016. The independent agency remittance rate decreased to 17.2 percent in the fourth quarter 2017 from 18.2 percent in the prior year quarter as a result of the geographic mix of our agency business (decreased revenues in higher-remitting states and increased revenues in lower-remitting states); revenues, net of agency retention, decreased 4 percent in the fourth quarter 2017 compared to the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended Dec. 31,
	2017	2016	Change

Total revenues	11.1	14.2	(22)%
Pretax loss	(9.6)	(15.1)	37%

The decline in fourth quarter 2017 segment revenues compared to the prior year quarter was primarily due to the divestitures from certain ancillary services lines of business at the end of 2016 and lower revenues generated by the valuation services operations in the current year quarter.

The segment's pretax results for the fourth quarter 2017 improved to a $9.6 million pretax loss, which included $2.9 million of expenses relating to our strategic alternatives review, compared to the prior year quarter's pretax loss of $15.1 million, which included net realized losses of $4.9 million primarily related to the sale of certain ancillary services business lines and early lease termination costs. This improvement was primarily due to the higher reduction in overall segment expenses relative to the decrease in revenues. The segment's results for the fourth quarter 2017 and 2016 included approximately $8.8 million and $6.4 million, respectively, of net expenses attributable to parent company and corporate operations.

Expenses
Employee costs of $147.0 million for the fourth quarter 2017 were comparable to the prior year quarter. Salaries declined as a result of an approximately 7 percent reduction in average employee counts, primarily related to volume declines in our ancillary services and centralized title operations and staff departures in direct operations during the second quarter 2017. This decline was offset by higher commissions and incentive compensation during the fourth quarter 2017, driven by higher commercial revenues, increased value of performance-based stock compensation and increased recruiting efforts to replace departed staff in direct operations. As a percentage of total operating revenues, employee costs for the fourth quarter 2017 were 28.4 percent compared to 27.9 percent in the prior year quarter.

Other operating expenses of $95.9 million for the fourth quarter 2017 were also comparable to the fourth quarter 2016. Outside title search fees, costs of services within ancillary services and centralized title operations and bad debt expense decreased, offset by increased technology costs and third-party advisory fees. As a percentage of total operating revenues, other operating expenses for the fourth quarter 2017 were 18.5 percent compared to 18.2 percent in the fourth quarter 2016. As noted earlier, other operating costs for the fourth quarter 2017 included approximately $3.5 million of office closure costs, $2.9 million of expenses related to our strategic alternatives review and $1.0 million of acquisition integration costs; excluding these charges, the other operating expenses ratio for the fourth quarter 2017 was 17.1 percent, an improvement of 110 basis points from the prior year quarter.

Title loss expenses increased to $25.9 million in the fourth quarter 2017, compared to $24.5 million in the fourth quarter 2016. Title losses were 5.1 percent of title revenues in the fourth quarter 2017 compared to 4.8 percent in the fourth quarter 2016. Looking ahead in 2018, we expect our loss provisioning rate will be approximately 4.8 percent.

Depreciation and amortization expenses decreased to $6.5 million in the fourth quarter 2017 from $7.3 million in the fourth quarter 2016, primarily due to lower amortization expenses resulting from the disposal of certain intangible assets related to the divestitures of several lines of the ancillary services business during the fourth quarter 2016.

Other
Net cash provided by operations in the fourth quarter 2017 increased to $60.0 million, from $59.0 million in the prior year quarter, due primarily to lower claims payments, partially offset by the lower net income generated during the fourth quarter 2017.

Fourth quarter Earnings Call
Stewart will hold a conference call to discuss the fourth quarter 2017 earnings at 8:30 a.m. Eastern Time on Thursday, February 8, 2018. To participate, dial (866) 342-8591 (USA) and (203) 518-9822 (International) - access code STCQ417. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on February 8, 2018 until midnight on February 15, 2018, by dialing (800) 374-0328 (USA) or (402) 220-0663 (International) - the access code is also STCQ417.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF INCOME (In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended Dec. 31, (Unaudited)		Year Ended Dec. 31,
	2017	2016	2017	2016
Revenues:
Title revenues:
Direct operations	226,472	230,185	862,392	894,313
Agency operations	280,055	277,477	1,016,356	1,009,797
Ancillary services	10,741	18,995	55,837	84,271
Total operating revenues	517,268	526,657	1,934,585	1,988,381
Investment income	4,753	4,480	18,932	18,925
Realized investment and other gains (losses) - net	3,643	(5,373)	2,207	(666)
	525,664	525,764	1,955,724	2,006,640
Expenses:
Amounts retained by agencies	231,908	227,107	837,100	826,022
Employee costs	146,994	147,187	566,178	604,353
Other operating expenses	95,917	95,776	351,511	363,986
Title losses and related claims	25,941	24,535	96,532	91,147
Depreciation and amortization	6,481	7,316	25,878	30,044
Interest	966	825	3,458	3,062
	508,207	502,746	1,880,657	1,918,614
Income before taxes and noncontrolling interests	17,457	23,018	75,067	88,026
Income tax (benefit) expense	(615)	2,826	14,921	19,605
Net income	18,072	20,192	60,146	68,421
Less net income attributable to noncontrolling interests	3,012	3,493	11,487	12,943
Net income attributable to Stewart	15,060	16,699	48,659	55,478

Net earnings per diluted share attributable to Stewart	0.64	0.71	2.06	1.85
Diluted average shares outstanding (000)	23,598	23,492	23,597	23,472

Selected financial information:
Net cash provided by operations	60,020	58,976	108,068	122,962
Other comprehensive (loss) income	(2,729)	(15,372)	8,034	(4,924)

Monthly Order Counts:
Opened Orders 2017:	Oct	Nov	Dec	Total	Closed Orders 2017:	Oct	Nov	Dec	Total
Commercial	3,469	3,512	2,967	9,948	Commercial	2,310	2,291	2,549	7,150
Purchase	20,050	16,755	13,599	50,404	Purchase	15,132	14,015	14,389	43,536
Refinancing	8,802	8,310	7,084	24,196	Refinancing	6,504	5,899	6,011	18,414
Other	1,322	1,589	1,115	4,026	Other	860	661	797	2,318
Total	33,643	30,166	24,765	88,574	Total	24,806	22,866	23,746	71,418

Opened Orders 2016:	Oct	Nov	Dec	Total	Closed Orders 2016:	Oct	Nov	Dec	Total
Commercial	3,542	3,845	3,832	11,219	Commercial	2,401	2,564	2,925	7,890
Purchase	19,012	17,971	15,089	52,072	Purchase	15,801	14,812	15,861	46,474
Refinancing	12,625	11,766	8,995	33,386	Refinancing	9,596	9,471	9,425	28,492
Other	956	799	861	2,616	Other	1,402	1,206	1,450	4,058
Total	36,135	34,381	28,777	99,293	Total	29,200	28,053	29,661	86,914

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS AS OF DECEMBER 31 (In thousands of dollars)

	2017	2016
Assets:
Cash and cash equivalents	150,079	185,772
Short-term investments	24,463	22,239
Investments in debt and equity securities available-for-sale, at fair value	709,355	631,503
Receivables – premiums from agencies	27,903	31,246
Receivables – other	55,769	50,177
Allowance for uncollectible amounts	(5,156)	(9,647)
Property and equipment, net	67,022	70,506
Title plants, at cost	74,237	75,313
Goodwill	231,428	217,094
Intangible assets, net of amortization	9,734	10,890
Deferred tax assets	4,186	3,860
Other assets	56,866	52,771
	1,405,886	1,341,724
Liabilities:
Notes payable	109,312	106,808
Accounts payable and accrued liabilities	117,740	115,640
Estimated title losses	480,990	462,572
Deferred tax liabilities	19,034	7,856
	727,076	692,876
Stockholders' equity:
Common Stock and additional paid-in capital	184,026	180,959
Retained earnings	491,698	471,788
Accumulated other comprehensive loss	(847)	(8,881)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	672,211	641,200
Noncontrolling interests	6,599	7,648
Total stockholders' equity	678,810	648,848
	1,405,886	1,341,724

Number of shares outstanding (000)	23,720	23,431
Book value per share	28.62	27.69

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Quarter Ended:	December 31, 2017			December 31, 2016
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	506,442	10,826	517,268	507,572	19,085	526,657
Investment income	4,753	-	4,753	4,480	-	4,480
Realized investment and other gains (losses) - net	3,411	232	3,643	(491)	(4,882)	(5,373)
	514,606	11,058	525,664	511,561	14,203	525,764
Expenses:
Amounts retained by agencies	231,908	-	231,908	227,107	-	227,107
Employee costs	137,629	9,365	146,994	133,278	13,909	147,187
Other operating expenses	86,814	9,103	95,917	83,001	12,775	95,776
Title losses and related claims	25,941	-	25,941	24,535	-	24,535
Depreciation and amortization	5,303	1,178	6,481	5,535	1,781	7,316
Interest	1	965	966	3	822	825
	487,596	20,611	508,207	473,459	29,287	502,746
Income (loss) before taxes	27,010	(9,553)	17,457	38,102	(15,084)	23,018

Year Ended:	December 31, 2017			December 31, 2016
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,878,574	56,011	1,934,585	1,903,536	84,845	1,988,381
Investment income	18,932	-	18,932	18,925	-	18,925
Realized investment and other gains (losses) - net	1,956	251	2,207	(39)	(627)	(666)
	1,899,462	56,262	1,955,724	1,922,422	84,218	2,006,640
Expenses:
Amounts retained by agencies	837,100	-	837,100	826,022	-	826,022
Employee costs	528,317	37,861	566,178	538,606	65,747	604,353
Other operating expenses	312,761	38,750	351,511	306,384	57,602	363,986
Title losses and related claims	96,532	-	96,532	91,147	-	91,147
Depreciation and amortization	21,384	4,494	25,878	21,176	8,868	30,044
Interest	7	3,451	3,458	4	3,058	3,062
	1,796,101	84,556	1,880,657	1,783,339	135,275	1,918,614
Income (loss) before taxes	103,361	(28,294)	75,067	139,083	(51,057)	88,026

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net realized investment and other gains and losses, certain significant litigation expenses and other non-operating costs such as third-party advisory costs, component exit-related costs and prior policy year reserve adjustments (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and year ended December 31, 2017 and 2016 (dollars in millions).

	Quarter Ended Dec. 31,			Year Ended Dec. 31,
	2017	2016	Change	2017	2016	Change

Revenues	525.7	525.8		1,955.7	2,006.6
Less: Net realized (gains) losses	(3.6)	5.4		(2.2)	0.7
Adjusted revenues	522.1	531.2	(2)%	1,953.5	2,007.3	(3)%

Net income attributable to Stewart	15.1	16.7		48.7	55.5
Noncontrolling interests	3.0	3.5		11.5	12.9
Income taxes	(0.6)	2.8		14.9	19.6
Income before taxes and noncontrolling interests	17.5	23.0		75.1	88.0
Other non-operating charges	8.7	-		10.1	3.8
Litigation expense	0.4	-		0.4	3.6
Prior policy year reserve adjustments, net	-	-		-	(5.4)
Net realized (gains) losses	(3.6)	5.4		(2.2)	0.7
Adjusted income before taxes and noncontrolling interests	23.0	28.4		83.4	90.7
Depreciation and amortization	6.5	7.3		25.9	30.0
Interest expense	1.0	0.8		3.5	3.1

Adjusted EBITDA	30.5	36.5	(16)%	112.8	123.8	(9)%

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations (713) 625-8360